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                                 EXHIBIT 12.1

                         LIONS GATE ENTERTAINMENT CORP.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
FIVE YEARS ENDED MARCH 31, 2004 AND SIX MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
              (AMOUNTS IN THOUSANDS, EXCEPT RATIOS AND WHERE NOTED)



                                                                                                     Six Months Ended
                                                            Fiscal Year Ended March 31,                September 30,
                                                   --------------------------------------------      ----------------
                                                   2004      2003       2002        2001      2000      2004      2003
                                                   ----      ----       ----        ----      ----      ----      ----
Net income (loss) before income taxes,
  excluding equity interests in
  unconsolidated subsidiaries, write down
  of equity interests, gain on dilution
  of equity interests, gain on sale of
  equity interests, other equity interests
  and minority interests in consolidated
  subsidiaries.................................. $(89,554)   $   379    $(15,356)   $10,206    $3,467   $(2,195)  $(11,784)
Interest capitalized............................   (1,300)      (300)     (2,200)    (1,500)   (2,400)     (400)      (600)
Fixed charges...................................   20,482     11,473      12,812     11,162     6,440    14,076      5,974
                                                 --------    -------    --------    -------    ------   -------    -------
TOTAL EARNINGS.................................. $(70,372)   $11,552    $ (4,744)   $19,868    $7,507   $11,481    $(6,410)
                                                 ========    =======    ========    =======    ======   =======    =======

FIXED CHARGES:
Interest expense and amortization of
  deferred financing costs...................... $ 18,415    $10,606    $  9,912    $ 8,995    $3,606   $13,176    $ 5,207
Estimate of interest within rent expense........      767        567         700        667       433       500        167
Interest capitalized............................    1,300        300       2,200      1,500     2,400       400        600
                                                 --------    -------    --------    -------    ------   -------    -------
TOTAL FIXED CHARGES............................. $ 20,482    $11,473    $ 12,812    $11,162    $6,439   $14,076    $ 5,974
                                                 ========    =======    ========    =======    ======   =======    =======
RATIO OF EARNINGS TO FIXED CHARGES..............       --(1)    1.01          --(2)    1.78      1.17      0.82(3)      --(4)
                                                 ========    =======    ========    =======    ======   =======    =======


(1) Earnings were insufficient to cover fixed charges by $ 90,854
(2) Earnings were insufficient to cover fixed charges by $ 17,556
(3) Earnings were insufficient to cover fixed charges by $  2,595
(4) Earnings were insufficient to cover fixed charges by $ 12,384